UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2008

Willis Group Holdings Limited
(Exact Name of Registrant as Specified in Its Charter)

Bermuda
(State or Other Jurisdiction of Incorporation)

001-16503	98-0352587
(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited Ten Trinity Square London EC3P 3AX, England
(Address of Principal Executive Offices)

(44) (20) 7488-8111
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Election of Directors

Willis Group Holdings Limited (the “Company”) has announced the appointment of Jeffrey B. Lane to its Board of Directors effective April 30, 2008. Mr. Lane will serve on the Board’s Corporate Compensation Committee.

Mr. Lane, age 66, is the Chairman and Chief Executive Officer of Bear Stearns Asset Management. He was previously Vice Chairman of Lehman Brothers, Co-Chairman of Lehman Brothers Asset Management and Alternatives Division, and Chairman of Neuberger Berman Inc. He has also held senior management positions with Travelers Group, including Vice Chairman of the company’s Smith Barney division, and with Shearson Lehman Brothers.

Mr. Lane serves as a Director of the North Shore/Long Island Jewish Health System and Chairman of its Finance Committee, and a Director of the National Academy of Finance.

Pursuant to the Company’s standard director compensation policy for non-employee directors, Mr. Lane will receive directors’ fees of $75,000 per annum. In addition, similar to the Company’s other directors, he will receive an award of Restricted Stock Units (RSUs) equivalent in value to $75,000. The RSUs will vest on the first anniversary of grant. Each director is required to hold shares of the Company, including vested share grant awards, equal to three times their annual fee of $75,000 within five years of their date of appointment. Each non-employee director is entitled to defer receipt of their fees in accordance with the Company’s non-employee Directors’ Deferred Compensation Plan.

Mr. Lane is the father of Ms. Elizabeth Tisch, a Senior Vice President of Willis of New York, Inc. Ms. Tisch’s annual compensation for 2007 was $381,646.50. Ms. Tisch has tendered her resignation which is intended to be effective June 30, 2008.

A copy of the press release announcing Mr. Lane’s appointment to the Board of Directors is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01     Financial Statements and Exhibits.

         99.1       Press Release of Willis dated May 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIS GROUP HOLDINGS LIMITED

Date:	April 30, 2008	By:	/s/ Adam G. Ciongoli
		Name:	Adam G. Ciongoli
		Title:	General Counsel